Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement on Form S-3, of our report dated February 12, 2010, related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 and for the year then ended, appearing in the Annual Report on Form 10-K of Michael Baker Corporation for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 15, 2010, which report expressed an unqualified opinion.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 3, 2011